Exhibit 99.1

JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Raymond Walter, President – CEO	For Release November 13,2003

Company Press Release

Jeffersonville Bancorp Announces Third Quarter Earnings and Declares Quarterly Dividend, Plus Extra Dividend

Jeffersonville Bancorp, Inc. (NASDAQ – JFBC) announced today third quarter net income after taxes of $1,546,000 ($0.35 basic earnings per share) up from $1,413,000 ($0.32 basic earnings per share) for the third quarter of 2002. Earnings for the first nine months of 2003 were $4,367,000 ($0.98 basic earnings per share) compared to $3,969,000 ($0.90 basic earning per share) in 2002, an increase of over 10%.

A cash dividend in the amount of eight cents ($0.08) on the common stock of the company was declared at the November 12, 2003 meeting of the Board of Directors. The dividend is payable on December 1, 2003 to stockholders of record at the close of business on November 20, 2003. In addition, the Board of Directors declared an extra dividend in the amount of two cents ($0.02) per share to be paid simultaneously with the regular dividend.

Total assets as of September 30, 2003 were $361,116,000, an increase of $38,761,000, up over 12% from the third quarter of 2002. Deposits were $268,714,000, an increase of $14,704,000 over the same period in 2002

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains ten full service branches in Sullivan County New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello and Wurtsboro.